Exhibit 99.(m).38

JOHN HANCOCK FUNDS

AMENDMENT TO CLASS R2 SERVICE PLAN

AMENDMENT made as of the 12th day of March, 2015, to the Class R2 Service Plan dated December 6, 2011, as amended, by and among John Hancock Funds, LLC, a Delaware limited liability company (the “Distributor”), and the business trusts listed on Schedule A to the Class R2 Service Plan, including John Hancock Investment Trust. In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN SCHEDULE A

Schedule A of the Class R2 Service Plan (the “Service Plan”) is hereby amended, in accordance with Article IX of the Service Plan, to add the following series and fee schedules:

Trust/Series	Fee*
John Hancock Investment Trust John Hancock Emerging Markets Equity Fund	0.25%
*Expressed as a Percentage of Average Daily Net Assets of Class R2 shares

2.	EFFECTIVE DATE

This Amendment shall become effective as of the date first mentioned above.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Service Plan.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all the terms and conditions of the Service Plan shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

IN WITNESS WHEREOF, each Trust has executed this Amendment effective as of the date first mentioned above.

JOHN HANCOCK BOND TRUST

John Hancock California Tax-Free Income Fund

John Hancock Capital Series

John Hancock Current Interest

John Hancock Investment Trust

John Hancock Investment Trust II

John Hancock Investment Trust III

John Hancock Municipal Securities Trust

John Hancock Sovereign Bond Fund

John Hancock Strategic Series

John Hancock Tax-Exempt Series Fund

on behalf of each series of the Trusts, as applicable

By:	/s/ Andrew G. Arnott
Andrew G. Arnott
President

JOHN HANCOCK FUNDS, LLC

By:	/s/ Jeffrey H. Long
Jeffrey H. Long
Chief Financial Officer

DATED AS OF: March 12, 2015